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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549




                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




                Date of Report (Date of earliest event reported)
                         September 7, 2001(August 31, 2001)




                          GENERAL DYNAMICS CORPORATION

             (Exact name of registrant as specified in its charter)


           Delaware                           1-3671                         13-1673581
           --------                           ------                         ----------
 (State or other jurisdiction              (Commission                    (IRS Employer
       of incorporation)                   File Number)                 Identification No.)


     3190 Fairview Park Drive, Falls Church, Virginia                       22042-4523
     ------------------------------------------------                       ----------
        (Address of principal executive offices)                             (Zip Code)




                                 (703) 876-3000
                                 --------------
               Registrant's telephone number, including area code



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Item 5.  Other Events

        On August 31, 2001, the U.S. Court of Federal Claims refused to set aside the government's 1991 default termination of the A-12 attack aircraft. In its decision, the court said that the failure of the contractor team of General Dynamics and The Boeing Company to meet the government's revised schedule (unilaterally imposed by the government after it had waived the original schedule) was sufficient basis - and the only basis - to terminate the contract for default.

        General Dynamics believes the decision is seriously flawed with regard to enforceability of the unilateral schedule, and will pursue its right to appeal.

        Notwithstanding the ruling on schedule, the court acknowledged that as early as September 1990, the Navy knew the contractors were targeting a March 1992 first flight - not the December 1991 date in the imposed schedule. "The contractors assert that they heard no objection to the March date...they continued to perform the contract with the March 1992 date in mind." Further, the court wrote, "The U.S. Navy would have accepted dates well beyond the
March 1992 projection. ...we agree that the Navy would have been satisfied with a September 1992 first flight. In fact, we have no doubt that the Navy was satisfied with the entire program, if somewhat frustrated with the contractors' pace."

        In addition, the court found that the contractors were not in default in fact on any of the other grounds that the government raised: it found that aircraft weight and other technical specification issues had been resolved to the Navy's satisfaction; that the contractors had not repudiated the contract; and that they had the financial ability to execute the contract.

        In their complaint, the contractors made certain allegations concerning the government's "superior knowledge" of certain facts that, if known by the contractors, would have altered their actions. These allegations served as a defense to the termination for default, and would also have served as the basis for claims against the government - but the court denied the contractors the opportunity to prove these claims because the government invoked the state secrets doctrine. The contractors believe this result is in serious error.

        General Dynamics continues to believe strongly in the merits of its case. If, contrary to the company's expectations, the default termination is sustained on appeal, the contractors would be required to repay the government approximately $1.35 billion plus interest (now approximately $0.9 billion) for progress payments already received for the A-12 contract. In this outcome, General Dynamics' liability would be approximately $1.1 billion pre-tax ($615 million after tax) to be taken as a charge against discontinued operations. The Navy previously agreed to defer collection pending the court's decision.
The contractors have asked the Navy to confirm deferral of payment through the pendency of the appeal. In the alternative, we will seek this relief through the court.


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                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                       GENERAL DYNAMICS CORPORATION


                       by   /s/ John W. Schwartz
                            ----------------------------------------
                            John W. Schwartz
                            Vice President and Controller
                            (Authorized Officer and Chief Accounting Officer)

Dated:  September 7, 2001


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